EXHIBIT 10.9

TALON INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AGREEMENT

TALON INTERNATIONAL, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted the following Restricted Stock Units (“RSUs”) of Talon International, Inc. (“Talon” or the “Company”):

Name of Recipient:	Larry Dyne

Total Number of RSUs:	5,778,500

Value of Stock on Grant Date:	$

Grant Date:	July 30, 2010

Vesting Commencement Date:	July 30, 2010

Vesting Schedule:
50% of the Total Number of RSUs will vest on the date which is thirteen months following the Vesting Commencement Date, and an additional 10% of the Total Number of RSUs will vest on each date which is eighteen, twenty-four, thirty, thirty-six and forty-two months following the Vesting Commencement Date, subject to acceleration as set forth in the Standard Terms.

By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Restricted Stock Unit Agreement, which is attached hereto and is made a part of this document.

Recipient:	Talon International, Inc.
By: /s/ Larry Dyne Name: Larry Dyne	By: /s/ Lonnie Schnell Lonnie Schnell Its: Chief Executive Officer

TALON INTERNATIONAL, INC.

Restricted Stock Unit Agreement

1.           Terms.  Unless provided otherwise in the Notice of Restricted Stock Unit Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to Restricted Stock Units (“RSUs”) granted to you.  Your Notice of Grant and these Standard Terms constitute the entire understanding between you and Talon.

2.           Definitions.  In addition to the terms defined elsewhere in these Standard Terms, as used herein, the following terms shall have the following meanings:

(a)           “Administrator” means the Board or any of its Committees as shall be administering this RSU.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” shall have the meaning given such term in the Employment Agreement.

(d)           “Change in Control” shall mean (i) the dissolution or liquidation of the Company, (ii) any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (iii) any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (iv) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period; provided, however, that the election or replacement by the holders of Series B Preferred Stock of the Company of directors that the holders of Series B Preferred Stock of the Company are entitled to elect shall not, by itself, constitute a “Change in Control” hereunder.  A Change in Control must also constitute a change in the ownership or effective control of the Company or the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A.

(e)           “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(f)           “Committee” means a committee appointed by the Board from among its members to administer this RSU.

(g)           “Common Stock” means the common stock, $0.001 par value, of the Company.

(h)           “Company” means Talon International, Inc.

(i)           “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services and who is compensated for such services; provided such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and provided further that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not otherwise compensated by the Company for their services as Directors.

(j)           “Director” means a member of the Board.

(k)           “Permanent Disability” shall have the meaning given such term in the Employment Agreement.

(l)           “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m)          “Employment Agreement” means that certain Executive Employment Agreement, dated of even date herewith, by and between you and the Company.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Good Reason” shall have the meaning given such term in the Employment Agreement.

(p)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q)           “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(r)           “Share” means a share of the Common Stock.

(s)           “Service” means service to the Company or any of its Subsidiaries as an Employee, Director or Consultant.

(t)           “Subsidiary” means any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3.           Vesting of RSUs.

(a)           Provided that you continuously provide Service from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of Common Stock specified on the Notice of Grant with respect to such vesting date, except as otherwise provided in these Standard Terms.  If a vesting date falls on a weekend or any other day on which the Over-the-Counter Bulletin Board (the “OTCBB”) is not open, affected RSUs shall vest on the next following OTCBB business day.

(b)           RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and these Standard Terms.  Except as expressly provided otherwise in these Standard Terms, if your Service (as defined below) terminates for any reason, whether voluntarily or involuntarily, all unvested RSUs shall be cancelled on the date of Service termination.

(c)           For purposes of these Standard Terms, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-engaged by the Company or a Subsidiary on a basis that would make you eligible for future RSU grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service.  Further, your provision of service as an employee, director or consultant to any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party shall be considered Service for purposes of this provision if either (a) the entity is designated by the Administrator as a Subsidiary for purposes of this provision or (b) you are specifically designated as providing Service for purposes of this provision.

4.           Conversion into Common Stock.

(a)           Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 10 of these Standard Terms and you have completed, signed and returned any documents and taken any additional action that the Administrator reasonably deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative or other applicable party, as permitted in Section 11, in the event of your death or Permanent Disability), and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Administrator.  In no event will the Company be obligated to issue a fractional share.

(b)           Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Administrator reasonably determines that the conversion of an RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as reasonably determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a reasonable delay in order to provide the Company such time as it reasonably determines appropriate to address tax withholding and other administrative matters.

5.           Adjustments of and Changes in the Common Stock.

(a)           The existence of outstanding RSUs shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  Further, except as expressly provided herein or by the Administrator, (i) the issuance by the Company of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to the RSUs, unless the Administrator shall determine that an adjustment is necessary or appropriate.

(b)           If the outstanding Shares or other securities of the Company, or both, for which the RSU is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123 (revised) affecting the Shares or other securities of the Company, the Administrator shall adjust the number and kind of Shares or other securities that are subject to the RSUs so as to maintain the proportionate number of Shares or other securities subject to the RSUs.

(c)           Subject to the other terms set forth in these Standard Terms, and not in limitation of any other rights you have under these Standard Terms (including, without limitation, acceleration of unvested RSUs upon the occurrence of a Change in Control as provide in Section 6 below), in the event the Company is a party to a merger or other reorganization, the RSUs shall be subject to the agreement of merger or reorganization, which agreement may provide, without limitation, for the assumption of outstanding RSUs by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash, unless such merger or other reorganization constitutes a Change in Control, in which case all RSUs will immediately vest, as discussed below in Section 6.

6.           Change in Control.  All unvested RSUs will vest immediately prior to the effective date of the occurrence of a Change in Control.  In addition, in the event that your Service is terminated by you for Good Reason or by the Company for reasons other than Cause within three (3) months prior to the occurrence of a Change in Control, then all unvested RSUs will vest immediately prior to the effective date of such termination.

7.           Leaves of Absence.  For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law.  To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Administrator or an Officer of the Company or Subsidiary for whom you provide Service.

8.           Termination Without Cause, for Good Reason, or Upon Death or Disability.  In the event that your Service is terminated by you for Good Reason, by the Company for reasons other than Cause, or as a result of your Death or Permanent Disability, in each case at any time on or before the date that the initial 50% of your RSUs vest (i.e., the 13th month following the Vesting Commencement Date), than a portion of your RSUs equal to 50% of the Total Number of RSUs shall vest immediately prior to the effective date of such termination or, if later, the date of determination of your Permanent Disability.

9.           Termination for Cause.  In the event that your Service is terminated for Cause, all unvested RSUs shall be cancelled immediately prior to the effective date of such termination and neither you nor any beneficiary shall be entitled to any claim with respect to the cancelled RSUs whatsoever.

10.         Tax Withholding.

(a)           To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of vesting of an RSU and, if applicable, any sale of shares of Common Stock.  The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied.  Upon your request, but not without your agreement, the Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon vesting of the RSUs, or to the extent permitted by the Administrator, by tendering shares of Common Stock previously acquired.

(b)           You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of whether the Administrator or the Company satisfies its tax withholding obligations that arise in connection with your RSUs.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your RSUs or the subsequent sale of any of the shares of Common Stock underlying your RSUs that vest.  The Company does not commit and is under no obligation to administer the RSUs in a manner that reduces or eliminates your tax liability.

11.         Transferability; Rights as a Stockholder.

(a)           Unless otherwise provided by the Administrator, each RSU shall be transferable only:

(i)           pursuant to your will or upon your death to your beneficiaries;

(ii)           by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family; or

(iii)           by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets.

(b)           For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings.  Any purported assignment, transfer or encumbrance that does not qualify under Section 11(a) above shall be void and unenforceable against the Company.  Any RSU transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution.  The transferability of RSUs is subject to any applicable laws of your country of residence or employment.

(c)           You will have the rights of a stockholder only after shares of Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms.  RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs.  RSUs shall remain terminable pursuant to these Standard Terms at all times until they vest and convert into shares.  As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your Service relationship with the Company.

12.         Disputes.  Any question concerning the interpretation of these Standard Terms, your Notice of Grant or the RSUs, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant or the RSUs shall be settled in accordance with Section 13.1 of your Employment Agreement.

13.         Other Matters.

(a)           Any prior agreements, commitments or negotiations concerning the RSUs are superseded by these Standard Terms and your Notice of Grant.  The grant of RSUs to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount.

(b)           Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(c)           Notwithstanding any provision of these Standard Terms or the Notice of Grant to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this Section 13(c) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Administrator may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(d)           Because these Standard Terms relate to terms and conditions under which you may be issued shares of Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of the State of Delaware or other jurisdictions.  Any action, suit, or proceeding relating to these Standard Terms or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(e)           Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.

(f)           Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to you at the address set forth in the records of the Company.  Notice shall be addressed to the Company at:

Talon International, Inc.
21900 Burbank Blvd. Suite 270 Woodland Hills, CA 91367 Attn: Chairman of the Board

(g)           You shall have the right to elect to defer the settlement date of all or part of the RSUs set forth herein, as defined herein, by completing and returning to the Company the Restricted Stock Unit Deferral Election provided herewith no later than a date which is 30 calendar days following the Grant Date.